Exhibit 10.4

SUPPLY AGREEMENT

This Supply Agreement is made and entered into this 29th day of June, 2015 by and between BDI Manufacturing, Inc., an Arizona corporation with its principal place of business located at 1080 S. La Cienega Blvd., Suite 304, Los Angeles, CA 90035 (the “Buyer”) and C4 Development Ltd., a Hong Kong Corporation with its principal place of business located at Rm 1306, Winful Centre, 30 Shing Yip Street, Kwun Tong, Kln., Hong Kong (the “Supplier”) (Buyer and Supplier hereinafter referred to individually as a “Party” and collectively as “the Parties”).

RECITALS

WHEREAS, Buyer is the manufacturer of a Breath Alcohol ignition interlock system known as the BDI-747 Ignition Interlock Device (the “BDI-747 Ignition Interlock Device”), which has met the 2013 National Highway Traffic Safety Administration (NHTSA) guidelines for Breath Alcohol Ignition Interlock Devices. [Federal Register Volume 78, Number 89] as an authorized Breath Alcohol Ignition Interlock Device (BAIID) [Element Materials Technology/Report # ESP018444P June 17, 2015]; the BDI-747 Ignition Interlock Device is manufactured by BDI Manufacturing Inc., a subsidiary of Blow & Drive Interlock Inc. Additional components manufactured by BDI Manufacturing MUST be added to the parts supplied in order to meet the 2013 NHTSA guidelines for Breath Alcohol Ignition Interlock Devices. [Test Report TUV SUD America-Report # NC72105976.1 Appendix A]

WHEREAS, some of the components of the BDI-747 Ignition Interlock Device are parts known as the PCB with Alcohol Tester, PCB with data logger, plastic casings for PCB, 3.45’’ TFT LCD Module, plastic mouthpieces, connection cables (the “Parts”), which are parts for an interlock system that HAS NOT been able to meet the 2013 NHTSA guidelines for Breath Alcohol Ignition Interlock Devices. [Federal Register Volume 78, Number 89] as a stand-alone ignition interlock device; Additional components manufactured by BDI Manufacturing MUST be added to the parts supplied in order to meet the 2013 NHTSA guidelines for Breath Alcohol Ignition Interlock Devices. [Test Report TUV SUD America-Report # NC72105976.1 Appendix A]

WHEREAS, Supplier is in the business of manufacturing the Parts for an interlock system;

WHEREAS, Buyer desires to have Supplier produce the Parts and supply them to Buyer for use in the BDI-747 Ignition Interlock Device and Supplier is willing to produce and supply the Parts to Buyer for use in the BDI-747 Ignition Interlock Device;

NOW, THEREFORE, the Parties hereby agree as follows:

AGREEMENT

1.	Definitions

In this Agreement, the following terms shall have the following respective meanings:

(a)          “Agreement” means this Supply Agreement and Exhibit A hereto.

(b)           “Business Day” means Monday through Friday except for public holidays. A public holiday is a day that is a public holiday in the United States of America.

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(c)           “Confidential Information” means any and all information that is disclosed by one Party to the other Party and that relates to the Parties’ business relationship hereunder, including, but not limited to, information relating to the manufacturing of the BDI-747 Ignition Interlock Device and any and all information exchanged between the Parties pursuant to Article 4(c) hereof. Any Confidential Information disclosed in tangible form shall be marked as “CONFIDENTIAL” or “PROPRIETARY” or by a similar legend by the disclosing Party prior to disclosure. Any Confidential Information disclosed orally or visually shall be identified as such prior to, concurrent with or following disclosure and summarized in writing by the disclosing Party to the receiving Party within thirty (30) calendar days of the disclosure. Confidential Information shall not include information which (i) is in or comes into the public domain without breach of this Agreement by the receiving Party; (ii) was in the possession of the receiving Party prior to receipt from the disclosing Party and was not acquired by the receiving Party from the disclosing Party under an obligation of confidentiality or non-use; (iii) is acquired by the receiving Party from a third party not under an obligation of confidentiality or non-use to the disclosing Party; or (iv) is independently developed by the receiving Party without use of any Confidential Information of the disclosing Party.

(d)           “Effective Date” means the date first written above.

(e)           “Raw Materials” means any and all raw materials and components needed by Supplier to manufacture, label or package the Parts according to the terms and conditions of this Agreement.

(f)            “Specifications” means the specifications for the Parts, including, but not limited to, product specifications, manufacturing, testing, labeling, packaging and storing instructions, and standards of quality, which are attached under Exhibit A hereto.

(g)          “Term” means the period commencing on the Effective Date and terminating as set forth in Article 11 hereof.

2.	Scope of Agreement

On and subject to the terms and conditions of this Agreement, Supplier shall manufacture, test, package, store and supply the Parts to Buyer and Buyer shall purchase the Part from Supplier from time to time.

3.	Specifications

Supplier shall manufacture, test, label, package and store the Parts in accordance with the specifications supplied by Buyer (the “Specifications”) and in compliance with all applicable laws, rules and regulations. Buyer shall deliver to Supplier written notice of any required changes to the Specifications, and Supplier will accommodate such Specification changes unless doing so would adversely affect Supplier’s business in Supplier’s reasonable judgment. If any Specification change requested by Buyer affects Supplier’s costs of manufacturing, testing, labeling, packaging or storing the Parts adversely, the Parties will negotiate, in good faith, an adjustment to the pricing set forth in Article 6 hereof. Any changes to the Specifications shall be incorporated in this Agreement as a written amendment to Exhibit A hereto.

4.	Compliance

(a)          The Parts shall be manufactured in Supplier’s facilities located at Rm 1306, Winful Centre, 30 Shing Yip Street, Kwun Tong, Kln., Hong Kong and Shenzhen, China unless otherwise agreed by the Parties. Supplier shall, at its expense, maintain its facilities used for the manufacture of the Parts in compliance with all applicable laws, rules and regulations, including, but not limited to, any applicable environmental, health and safety laws.

(b)          Supplier shall, at its expense, be responsible for obtaining and maintaining any permits or approvals from government authorities which are required in connection with the performance of its obligations hereunder.

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(c)          Supplier shall permit representatives of Buyer to visit Supplier’s facilities for the purpose of observing the manufacturing, testing, labeling, packaging and storing of the Parts. Buyer agrees to give Supper reasonable notice of any proposed visit to the facilities. Any such visits shall be during normal business hours on work days and any information gathered during such visits shall be kept confidential in accordance with the provisions of Article 10 hereof.

5.	Order Forecasts

Prior to the beginning of each calendar quarter, Buyer shall provide to Supplier a written forecast of the number of Parts expected to be ordered in the following three (3) month period. Based on the forecast, Supplier shall purchase Raw Materials for the manufacturing, labeling and packaging of the Parts, in such quantities, in Supplier's reasonable judgment, that are required to fill forecasted orders during such period. Buyer shall reimburse Supplier for any Raw Materials which remain in Supplier’s possession following the termination of this Agreement or a decision of Buyer or an agreement of the Parties which render such Raw Materials obsolete or not useable by Supplier hereunder. Reimbursement shall be made at actual cost including appropriate overheads.

6.	Price

Supplier shall charge Buyer, and Buyer shall pay for the Parts, as specified in the Specifications. Such prices shall be fixed during the Term. See Appendix A

7.	[Reserved] (intellectual property)

8.	[Reserved] (indemnity)

9.	Insurance

During the Term and for a period of two (2) years after delivery of the last Parts to Buyer hereunder, either Party shall maintain an adequate insurance program which is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement.

10.	Confidentiality

(a)           Obligations of Non-Disclosure and Non-Use. Unless otherwise agreed to in advance, in writing, by the disclosing Party or except as expressly permitted by this Agreement, the receiving Party will not, except as required by law or court order, use Confidential Information of the disclosing Party or disclose it to any third party for the Term and for a period of three (3) years thereafter.

The receiving Party may disclose Confidential Information of the disclosing Party only to those of its employees or contractors who need to know such information. In addition, prior to any disclosure of such Confidential Information to any such employee or contractor, such employee or contractor shall be made aware of the confidential nature of the Confidential Information and shall execute, or shall already be bound by, a non-disclosure agreement containing terms and conditions consistent with the terms and conditions of this Agreement. In any event, the receiving Party shall be responsible for any breach of the terms and conditions of this Agreement by any of its employees or contractors.

The receiving Party shall use the same degree of care to avoid disclosure of the disclosing Party’s Confidential Information as the receiving Party employs with respect to its own Confidential Information of like importance, but not less than a reasonable degree of care.

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(b)          Return of Confidential Information. Upon the termination or expiration of this Agreement for any reason, or upon the disclosing Party’s earlier request, the receiving Party will deliver to the disclosing Party all of the disclosing Party’s property or Confidential Information in tangible form that the receiving Party may have in its possession or control. The receiving Party may retain one copy of the Confidential Information in its legal files.

11.	Term and Termination

(a)          Term. This Agreement shall commence on the Effective Date and shall continue until terminated under Article 11 (b) hereof.

(b)          Termination. This Agreement may be terminated by either Party (i) at any time for any reason by giving ninety (90) calendar days written notice of such termination to the other Party, and (ii) in the event of a material breach by the other Party by giving ninety (90) calendar days written notice of such termination to the other Party. “Material breach” shall include: (i) any violation of the terms of Articles 10 and 13, (ii) any other breach that a Party has failed to cure within ninety (90) calendar days after receipt of written notice by the other Party, (iii) an act of gross negligence or willful misconduct of a Party, or (iv) the insolvency, liquidation or bankruptcy of a Party.

(c)         Effect of Termination. Upon the effective date of termination of this Agreement, all legal obligations, rights and duties arising out of this Agreement shall terminate except for such legal obligations, rights and duties as shall have accrued prior to the effective date of termination and except as otherwise expressly provided in this Agreement.

12.	Independent Contractors

It is understood that both Parties hereto are independent contractors and engage in the operation of their own respective businesses. Neither Party hereto is to be considered the agent of the other Party for any purpose whatsoever and neither Party has any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party. Each Party shall be fully responsible for its own employees, servants and agents, and the employees, servants and agents of one Party shall not be deemed to be employees, servants and agents of the other Party for any purpose whatsoever.

13.	Non-Publicity

Each of Buyer and Supplier agree not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the other Party except: (i) to its advisors, attorneys or auditors who have a need to know such information, (ii) as required by law or court order, (iii) as required in connection with the reorganization of a Party, or its merger into any other corporation, or the sale by a Party of all or substantially all of its properties or assets, (iv) as required by a local, state or federal regulatory authorities for either approval of the BDI-747 Ignition Interlock Device for its intended purposes or as a result of the Buyer being a reporting company under the Securities Exchange Act of 1934, as amended, or (v) as may be required in connection with the enforcement of this Agreement.

14.	Assignment

Neither Party may without written approval of the other assign this Agreement or transfer its interest or any parts thereof under this Agreement to any third party except that a Party may assign its rights or obligations to a third party in connection with the merger, reorganization or acquisition of stock or assets affecting all or substantially all of the properties or assets of the assigning Party.

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15.	Injunctive Relief

Each of Buyer and Supplier acknowledge that a violation of Article 10 would cause immediate and irreparable harm for which money damages would be inadequate. Therefore, the harmed Party will be entitled to injunctive relief for the other Party’s breach of any of its obligations under the said Article without proof of actual damages and without the posting of bond or other security. Such remedy shall not be deemed to be the exclusive remedy for such violation, but shall be in addition to all other remedies available at law or in equity.

16.	Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of the United States of America, without giving effect to any choice of law or conflict of law provisions. The Parties consent to the exclusive jurisdiction and venue in the appropriate state or federal court having jurisdiction over Los Angeles, California.

17.	General

This Agreement constitutes the entire agreement of the Parties on the subject hereof and supersedes all prior understandings and instruments on such subject. In the event of any discrepancy between the provisions of this Supply Agreement and the provisions of Exhibit A, the terms and conditions of this Supply Agreement shall prevail. This Agreement may not be modified other than by a written instrument executed by duly authorized representatives of the Parties.

18.	Survival of Provisions

The following provisions shall survive the termination of this Agreement: 9, 10, 11 (c), 13 and 18 of this Agreement, and any other provisions of this Agreement that by their nature extend beyond termination.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement by their authorized representatives as of the date first written above.

Signed for and on behalf of		Signed for and on behalf of

C4 Development Ltd.		BDI Manufacturing, Inc.

By:	/s/ lelley Chan	By:	/s/ Laurence Wainer
Name:	lelley Chan	Name:	Laurence Wainer
Title:	Director	Title:	CEO
Date:	June 30, 2015	Date:	June 30, 2015

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